                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


              Date of Report (Date of earliest event) July 18, 2000
                                                      -------------



                           BELDEN & BLAKE CORPORATION
                           --------------------------
             (Exact name of registrant as specified in its charter)



      Ohio                                    0-20100                               34-1686642
------------------------------           ------------------------------         ----------------------------------
(State or other jurisdiction of          (Commission File Number)               (IRS Employer Identification No.)
incorporation)



5200 Stoneham Road, North Canton, Ohio                             44720
---------------------------------------------                  ----------------
(Address of principal executive offices)                          (Zip Code)

                                 (330) 499-1660
                         -----------------------------
               Registrant's telephone number, including area code

Item 5.  Other Events
         ------------

         Belden & Blake Corporation ("the Company") has entered into a non-binding letter agreement to obtain a credit facility of up to $125 million from a financial institution. Proceeds from the credit facility will be used to repay outstanding loans under the Company's existing revolving credit facility of approximately $45 million; repay existing term loans of $14 million to Chase Manhattan Bank due January 1, 2001; pay fees associated with obtaining the facility and for general corporate purposes.

         The credit facility will be secured by providing a security interest in at least 85% of the Company's assets and be subject to a periodic borrowing base determination. The borrowing base will be equal to (i) 65% of the value of the Company's proved developed producing reserves; (ii) 45% of the value of the Company's proved developed non-producing reserves; and (iii) 40% of the value of the Company's proved undeveloped reserves. The price forecast used for calculation of the future net income from proved reserves will be the three-year NYMEX strip for oil and natural gas as of the date of the reserve report. After three years prices will be held constant.

         The credit facility will mature two years after that facility is initiated and will bear interest at two to three percentage points above Chase Manhattan Bank's published prime interest rate depending upon the amount outstanding. The Company is currently in final negotiations with the financial institution and expects to complete the credit facility in August 2000.


OIL AND GAS RESERVES

         The Company's proved oil and natural gas reserves at July 1, 2000 have been evaluated by Wright & Company, Inc., independent petroleum engineers. Projections of the reserves and cash flow to the evaluated interests were based on economic parameters and operating conditions considered applicable as of July 1, 2000, and were prepared pursuant to the financial reporting requirements of the Securities and Exchange Commission.

The following table is a summary of the total proved reserves evaluated effective July 1, 2000:


                       PROVED OIL AND NATURAL GAS RESERVES

                                     Total Proved              Total Proved                 Total
                                      Developed                Undeveloped                  Proved
                                       Reserves                  Reserves                  Reserves
                                 ---------------------     ---------------------     ---------------------
Net Reserves to the
   Evaluated Interests
     Oil (Bbls)                        6,058,801                2,897,705                 8,956,506
     Gas (Mcf)                       251,873,700              111,637,200               363,510,900

Before Tax Cash Flow
   Undiscounted:                  $  866,881,300           $  367,731,100            $1,234,612,000
   Discounted at 10%
        Per Annum:                   400,307,800              120,141,200               520,449,000

         The following table is a summary of the proved developed and proved undeveloped annual cash flow projections through 2005 and cumulative thereafter, effective July 1, 2000.

                          NET PRODUCTION AND CASH FLOWS

                              Net Production
                       --------------------------                                                Cash Flow
                          Oil                Gas          Operating           Capital            Discounted
      Year               (Mbbl)             (Mmcf)        Cash Flows        Expenditures          at 10%
  --------------      -------------     -------------    --------------     -- -----------     -------------
                                                                           ($ in millions)
      2000
     (6 mos)                   282             9,960      $       40.9      $         6.0      $        34.0
      2001                     602            20,577              86.3               33.3               47.9
      2002                     638            22,431              95.3               35.8               49.0
      2003                     643            22,838              97.5               29.8               50.8
      2004                     613            21,496              92.3               19.5               49.8
      2005                     556            20,351              86.6               16.6               43.5
   Thereafter                5,623           245,858             877.0                0.3              245.4
                      -------------     -------------    --- ----------     -- -----------    --- -----------
     TOTALS                  8,957           363,511      $    1,375.9      $       141.3      $       520.4
                      =============     =============    === ==========     == ===========    === ===========


         The Company's proved developed and proved undeveloped reserves are all located within the states of Michigan, Ohio, Pennsylvania and New York. The Company cautions that there are many uncertainties inherent in estimating proved reserve quantities and in projecting future production rates and the timing of development expenditures. Material revisions of reserve estimates may occur in the future, development and production of the oil and gas reserves may not occur in the periods assumed and actual prices realized and actual costs incurred may vary significantly from those used to arrive at the reserve estimates. Proved reserves represent estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made.




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Signatures
----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    July 25, 2000     BELDEN & BLAKE CORPORATION
         --------------         (Registrant)


                                By : /s/ John L. Schwager
                                    --------------------------------------------
                                John L. Schwager
                                Director, President, and Chief Executive Officer